Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Q32 Bio Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	1,682,045 (2)	$26.10	$43,901,374.50	$0.00014760	$6,479.84

Total Offering Amounts					$43,901,374.50	$0.00014760	$6,479.84

Total Fees Previously Paid							—

Total Fees Offsets							$—

Net Fee Due							$6,479.84

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock (“Common Stock”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)

The number of shares of Common Stock being registered hereunder are being registered for sale by the selling securityholders named in this Registration Statement, and represents 1,682,045 shares of Common Stock issued in the Legacy Q32 Pre-Closing Financing (after giving effect to the Merger and the Reverse Stock Split).

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $26.10, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Capital Market on April 15, 2024 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).